                            [Libbey Inc. Letterhead]

                                                                   Exhibit 10.44


                                  May 27, 1998

Arthur H. Smith

Vice President,
General Counsel & Secretary

Mr. John F. Meier
6051 Miakonda Trail
Sylvania, Ohio  43560

Dear John,

Libbey Inc. (the "Corporation") considers it essential to the best interests of its shareholders to foster the continuous employment of key management personnel. In connection with this, the Corporation's Board of Directors (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control of the Corporation may exist and that the uncertainty and questions that it may raise among management could result in the departure or distraction of management personnel to the detriment of the Corporation and its shareholders.

The Board has decided to reinforce and encourage the continued attention and dedication of members of the Corporation's management, including yourself, to their assigned duties without the distraction arising from the possibility of a change in control of the Corporation.

In order to induce you to remain in its employ, the Corporation hereby agrees that after this letter agreement (this "Agreement") has been fully executed, you shall receive the severance benefits set forth in this Agreement in the event your employment with the Corporation is terminated under the circumstances described below subsequent to a Change in Control (as defined in Section 2).

1. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2001; provided, however, that commencing on January 1, 2002 and on each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Corporation shall have given notice that it does not wish to extend this Agreement; provided, further, that if a Change in Control (as defined in Section 2), occurs during the original or any extended term of this Agreement, the term of this Agreement shall continue in effect for a period of not less than thirty-six (36) months beyond the month in which such Change in Control occurred.

2. CHANGE IN CONTROL. No benefits shall be payable hereunder unless there has been a Change in Control. For purposes of this Agreement, a Change in Control shall be deemed to occur if:

Page Two



                           (a) any Person (as defined below) is or becomes the
Beneficial Owner (as defined below), directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding securities. For purposes of this Agreement, (A) the term "Person" is used as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that the term shall not include the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and any corporation owned, directly or indirectly, by the shareholders of the Corporation, in substantially the same proportions as their ownership of stock of the Corporation, and (B) the term "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

                           (b) during any period of two (2) consecutive years
(not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in Sections 2(a), (c) or
(d)) whose election by the Board or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (hereinafter referred to as "Continuing Directors"), cease for any reason to constitute at least a majority thereof;

                           (c) the shareholders of the Corporation approve a
merger or consolidation of the Corporation with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation;

                           (d) the shareholders of the Corporation approve a
plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets; or

Page Three



                           (e) any Person is or becomes the Beneficial Owner,
directly or indirectly, of securities of the Corporation representing ten percent (10%) or more of the combined voting power of the Corporation's then outstanding securities (a "10% Owner") and (A) the identity of the Chief Executive Officer of the Corporation is changed during the period beginning sixty (60) days before the attainment of the ten percent (10%) beneficial ownership and ending two (2) years thereafter, or (B) individuals constituting at least one-third (1/3) of the members of the Board at the beginning of such period shall cease for any reason to serve on the Board during the period beginning sixty (60) days before the attainment of the ten percent (10%) beneficial ownership and ending two (2) years thereafter; provided, however, that this subsection (e) shall not apply to any Person who is a 10% Owner as of the date hereof so long as such Person does not increase such beneficial ownership by five percent (5%) or more over the percentage so owned by such Person as of the date hereof.

1. TERMINATION FOLLOWING CHANGE IN CONTROL.

                  (i) GENERAL. During the term of this Agreement, if any of the events described in Section 2 constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 4(ii) upon the subsequent termination of your employment, provided that such termination occurs during the term of this Agreement and within the two (2) year period immediately following the date of such Change in Control, unless such termination is (a) because of your death or Disability (as defined in Section 3(ii)), (b) by the Corporation for Cause (as defined in Section 3(iii)), or (c) by you other than (1) for Good Reason (as defined in Section 3(iv)), or (2) in a Covered Resignation (as defined in Section 3(v)). In the event that you are entitled to such benefits, such benefits shall be paid notwithstanding the subsequent expiration of the term of this Agreement. In the event your employment with the Corporation is terminated for any reason and subsequently a Change in Control occurs, you shall not be entitled to any benefits hereunder.

                  (ii) DISABILITY. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Corporation for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability."

Page Four



                  (iii) CAUSE. Termination by the Corporation of your employment for "Cause" shall mean termination (a) upon your willful and continued failure to substantially perform your duties with the Corporation (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination (as defined in Section 3(vi)) either (x) for Good Reason, or (y) in connection with a Covered Resignation, after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (b) upon your willful and continued failure to substantially follow and comply with the specific and lawful directives of the Board, as reasonably determined by the Board (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after your issuance of a Notice of Termination for Good Reason or in connection with a Covered Resignation), after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, (c) upon your willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to the Corporation, or (d) upon your willful engagement in illegal conduct or gross misconduct, in each case which is materially and demonstrably injurious to the Corporation. For purposes of this Section 3(iii), no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith. Notwithstanding the foregoing, you shall not be deemed terminated for Cause pursuant to Sections 3(iii)(a), (b) or (d) hereof unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board (after reasonable notice to you, an opportunity for you, together with your counsel, to be heard before the Board and a reasonable opportunity to cure), finding that in the Board's good faith opinion you were guilty of conduct set forth above in this
Section 3(iii) and specifying the particulars thereof in reasonable detail.

                  (iv) GOOD REASON. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a Change in Control of any of the following circumstances unless, in the case of Sections 3(iv)(a), (e), (f), (g), (h) or (i), such circumstances

Page Five



are fully corrected (provided such circumstances are capable of correction) prior to the Date of Termination (as defined in Section 3(vii)) specified in the Notice of Termination given in respect thereof:

                           (a) the assignment to you of any duties inconsistent
with the position in the Corporation that you held immediately prior to the Change in Control, a significant adverse alteration in the nature or status of your responsibilities or the conditions of your employment from those in effect immediately prior to such Change in Control, including by virtue of the Corporation ceasing to be a publicly-held corporation, or any other action by the Corporation that results in a material diminution in your position, authority, duties or responsibilities;

                           (b) the Corporation's reduction of your annual base
salary as in effect on the date hereof or as the same may be increased from time to time;

                           (c) the relocation of the Corporation's offices at
which you are principally employed immediately prior to the date of the Change in Control (your "Principal Location") to a location more than thirty (30) miles from such location, or the Corporation's requiring you, without your written consent, to be based anywhere other than your Principal Location, except for required travel on the Corporation's business to an extent substantially consistent with your present business travel obligations;

                           (d) the Corporation's failure to pay to you any
portion of your current compensation or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Corporation within seven (7) days of the date such compensation is due;

                           (e) the Corporation's failure to continue in effect
any material compensation or benefit plan or practice in which you participate immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Corporation's failure to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change in Control;

Page Six



                           (f) the Corporation's failure to continue to provide
you with benefits substantially similar in the aggregate to those enjoyed by you under any of the Corporation's life insurance, medical, health and accident, disability, pension, retirement, or other benefit plans or practices in which you and your eligible family members were participating at the time of the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits, or the failure by the Corporation to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Corporation in accordance with the Corporation's normal vacation policy in effect at the time of the Change in Control;

                           (g) the Corporation's failure to obtain a
satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof;

                           (h) any purported termination of your employment that
is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(vi) hereof (and, if applicable, the requirements of Section 3(iii) hereof), which purported termination shall not be effective for purposes of this Agreement; or

                           (i) the continuation or repetition, after written
notice of objection from you, of harassing or denigrating treatment of you inconsistent with your position with the Corporation.

Your right to terminate your employment pursuant to this Section 3(iv) shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

                  (v) VOLUNTARY TERMINATION AND COVERED RESIGNATION. You shall be entitled to voluntarily terminate your employment for any reason or no reason at any time after a Change in Control. Any such termination which occurs within the thirty (30) day period following the first anniversary of the occurrence of a Change in Control shall constitute a resignation which entitles you to receive benefits under this Agreement (a "Covered Resignation").

Page Seven



                  (vi) NOTICE OF TERMINATION. Any purported termination of your employment by the Corporation or by you (other than termination due to death which shall terminate your employment automatically) shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 7. "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                  (vii) DATE OF TERMINATION, ETC. "Date of Termination" shall mean (a) if your employment is terminated due to your death, the date of your death; (b) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (c) if your employment is terminated pursuant to Section 3(iii), Section 3(iv) or Section 3(v) or for any other reason (other than death or Disability), the date specified in the Notice of Termination (which, in the case of a termination for Cause shall not be less than thirty (30) days from the date such Notice of Termination is given, and in the case of a termination for Good Reason or in connection with a Covered Resignation shall not be less than fifteen (15) nor more than sixty (60) days from the date such Notice of Termination is given). Notwithstanding anything to the contrary contained in this Section 3(vii), if within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, or otherwise; provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

4. COMPENSATION UPON TERMINATION.

                  Following a Change in Control during the term of this Agreement, you shall be entitled to the benefits described below upon termination of your employment, provided that such termination occurs during the term of this Agreement and within the two (2) year period immediately following the date of such Change in Control. The benefits to which you are entitled, subject to the terms and conditions of this Agreement, are:

Page Eight



                      (i) If your employment shall be terminated by the Corporation for Cause or by you other than (x) for Good Reason or (y) pursuant to a Covered Resignation, the Corporation shall pay you your full base salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due, and the Corporation shall have no further obligations to you under this Agreement.

                      (ii) If your employment by the Corporation shall be terminated by you (x) for Good Reason or (y) pursuant to a Covered Resignation, or by the Corporation other than for Cause or Disability, then you shall be entitled to the benefits provided below:

                           (a) the Corporation shall pay to you your full base
salary, when due, through the Date of Termination at the rate in effect at the time Notice of Termination is given, at the time specified in Section 4(iii), plus all other amounts to which you are entitled under any compensation plan or practice of the Corporation at the time such payments are due;

                           (b) in lieu of any further salary payments to you for
periods subsequent to the Date of Termination, the Corporation shall pay as severance pay to you, at the time specified in Section 4(iii), a lump-sum severance payment (together with the payments provided in Section 4(ii)(c) below, the "Severance Payments") equal to the sum of the following:

                                    (A)     three (3) times your annual base
                                            salary as in effect as of the Date
                                            of Termination or immediately prior
                                            to the Change in Control, whichever
                                            is greater; and

                                    (B)     three (3) times the greater of (x)
                                            your targeted annual bonus as in
                                            effect as of the Date of Termination
                                            or immediately prior to the Change
                                            in Control, whichever is greater, or
                                            (y) your annual bonus for the year
                                            immediately preceding the Date of
                                            Termination;

Page Nine



                           (c) notwithstanding any provisions of the
Corporation's stock option plans, incentive plans, or other similar plans, the restricted period with respect to any restricted stock granted to you thereunder shall lapse and such shares shall be distributed to you at the time specified in
Section 4(iii);

                           (d) for a period of one (1) year following the Date
of Termination, the Corporation shall, at its sole expense as incurred, provide you with financial planning services of substantially the same type and scope as those which the Corporation was providing to you immediately prior to the Date of Termination, or, if more favorable to you, the date of the Change in Control;

                           (e) for a period of two (2) years following the Date
of Termination, the Corporation shall, at its sole expense as incurred, provide you with outplacement services, the scope and provider of which shall be selected by you in your sole discretion;

                           (f) for a thirty-six (36) month period after such
termination, the Corporation shall continue to provide you and your eligible family members, based on the cost sharing arrangement between you and the Corporation on the date of the Change in Control, with medical and dental health benefits at least equal to those which would have been provided to you and them if your employment had not been terminated or, if more favorable to you, as in effect generally at any time thereafter; provided, however, that if you become re-employed with another employer and are eligible to receive medical and dental health benefits under another employer's plans, the Corporation's obligations under this Section 4(ii)(f) shall be reduced to the extent comparable benefits are actually received by you during the thirty-six (36) month period following your termination, and any such benefits actually received by you shall be reported to the Corporation. In the event you are ineligible under the terms of such benefit plans or programs to continue to be so covered, the Corporation shall provide you with substantially equivalent coverage through other sources or will provide you with a lump-sum payment in such amount that, after all taxes on that amount, shall be equal to the cost to you of providing yourself such benefit coverage. At the termination of the benefits coverage under the second preceding sentence, you, your spouse and your dependents shall be entitled to continuation coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (the "Code"), sections 601-608 of the Employee Retirement Income Security Act of 1974, as

Page Ten



amended, and under any other applicable law, to the extent required by such laws, as if you had terminated employment with the Corporation on the date such benefits coverage terminates. The lump-sum shall be determined on a present value basis using the interest rate provided in section 1274(b)(2)(B) of the Code on the Date of Termination.

                  (g) (1) anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution to you or for your benefit (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (the "Payment") would be subject to the excise tax imposed by section 4999 of the Code (the "Excise Tax"), then you shall be entitled to receive from the Corporation an additional payment (the "Gross-Up Payment") in an amount such that the net amount of the Payment and the Gross-Up Payment retained by you after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on the payment and all federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment provided for in this Section 4(ii)(g), and taking into account any lost or reduced tax deductions on account of the Gross-Up Payment, shall be equal to the Payment;

                   (2) all determinations required to be made under this Section 4(ii)(g), including whether and when the Gross-Up Payment is required and the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations shall be made by the Accountants (as defined below) which shall provide you and the Corporation with detailed supporting calculations with respect to such Gross-Up Payment within fifteen (15) business days of the receipt of notice from you or the Corporation that you have received or will receive a Payment. For the purposes of this Section 4(ii)(g), the "Accountants" shall mean the Corporation's independent certified public accountants serving immediately prior to the Change in Control. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change in Control, you shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by the Corporation. For the purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Payments will be treated as "parachute payments" within the meaning of section 280G of

Page Eleven



the Code, and all "parachute payments" in excess of the "base amount" (as defined under section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payment, you shall be deemed to pay Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Gross-Up Payment is to be made and to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of your adjusted gross income), and to have otherwise allowable deductions for Federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in your adjusted gross income. To the extent practicable, any Gross-Up Payment with respect to any Payment shall be paid by the Corporation at the time you are entitled to receive the Payment and in no event will any Gross-Up Payment be paid later than five days after the receipt by you of the Accountant's determination. Any determination by the Accountants shall be binding upon the Corporation and you. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payment made will have been an amount less than the Corporation should have paid pursuant to this
Section 4(ii)(g) (the "Underpayment"). In the event that the Corporation exhausts its remedies pursuant to Section 4(ii)(g)(3) and you are required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by the Corporation to or for your benefit; and

Page Twelve



                  (3) you shall notify the Corporation in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation of the Gross-Up Payment. Such notification shall be given as soon as practicable after you are informed in writing of such claim and shall apprise the Corporation of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Corporation (or such shorter period ending on the date that any payment of taxes, interest and/or penalties with respect to such claim is due). If the Corporation notifies you in writing prior to the expiration of such period that it desires to contest such claim, you shall:

                           (A) give the Corporation any information reasonably
requested by the Corporation relating to such claim;

                           (B) take such action in connection with contesting
such claim as the Corporation shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Corporation;

                           (C) cooperate with the Corporation in good faith in
order to effectively contest such claim; and

                           (D) permit the Corporation to participate in any
proceedings relating to such claims;

provided, however, that the Corporation shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify you for and hold you harmless from, on an after-tax basis, any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Section 4(ii)(g), the Corporation shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner,

Page Thirteen



and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation shall determine; provided, however, that if the Corporation directs you to pay such claim and sue for a refund, the Corporation shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify you for and hold you harmless from, on an after-tax basis, any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by the Corporation of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of you with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority;

                  (h) in any situation where under applicable law the Corporation has the power to indemnify (or advance expenses to) you in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys' fees) of any nature related to or arising out of your activities as an agent, employee, officer or director of the Corporation or in any other capacity on behalf of or at the request of the Corporation, the Corporation shall promptly on written request, indemnify (and advance expenses to) you to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as the Corporation may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement. Such agreement by the Corporation shall not be deemed to impair any other obligation of the Corporation respecting your indemnification otherwise arising out of this or any other agreement or promise of the Corporation or under any statute;

                  (i) the Corporation shall furnish you for six (6) years following the Date of Termination (without reference to whether the term of this Agreement continues in effect) with directors' and officers' liability insurance insuring you against insurable events which occur or have occurred while you were a director or officer of the

Page Fourteen



Corporation, such insurance to have policy limits aggregating not less than the amount in effect immediately prior to the Change in Control, and otherwise to be in substantially the same form and to contain substantially the same terms, conditions and exceptions as the liability issuance policies provided for officers and directors of the Corporation in force from time to time, provided, however, that such terms, conditions and exceptions shall not be, in the aggregate, materially less favorable to you than those in effect on the date hereof; provided, further, that if the aggregate annual premiums for such insurance at any time during such period exceed one hundred and fifty percent (150%) of the per annum rate of premium currently paid by the Corporation for such insurance, then the Corporation shall provide the maximum coverage that will then be available at an annual premium equal to one hundred and fifty percent (150%) of such rate; and

                  (j) you shall be fully vested in your accrued benefits under any qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plans maintained by the Corporation for your benefit, and the Corporation shall provide you with additional fully vested benefits under such plans in an amount equal to the benefits which you would have accrued had you continued your employment with the Corporation for three (3) additional years following your Date of Termination; provided, however, that to the extent that the acceleration of vesting or enhanced accrual of such benefits would violate any applicable law or require the Corporation to accelerate the vesting of the accrued benefits of all participants in such plan or plans or to provide additional benefit accruals to such participants, the Corporation shall pay you a lump-sum payment at the time specified in Section 4(iii) in an amount equal to the value of such benefits; provided, further, that to the extent that the present value of all benefits payable to you under this Section 4(ii)(j) is less than $250,000, the Corporation shall pay you a lump-sum payment at the time specified in Section 4(iii) in an amount equal to the difference between $250,000 and the amount of such benefits which are otherwise payable to you under this Section 4(ii)(j); provided, further, that if you are eligible to receive grandfathered benefits under the Corporation's pension plan, the provisions of this Section 4(ii)(j) shall apply to such grandfathered benefits, without reduction for age, in addition to any other benefits to which you are entitled under this Section 4(ii)(j).

Page Fifteen



                  (iii) The payments provided for in Sections 4(ii)(a), (b),
(c), (d) and (j) shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Corporation shall pay to you on such day an estimate, as determined in good faith by the Corporation, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Corporation to you, payable on the fifth day after demand by the Corporation (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

                  (iv) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise nor, except as provided in Section 4(ii)(f), shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by you to the Corporation, or otherwise.

5. ACCELERATION OF VESTING OF OPTIONS. Notwithstanding anything contained herein, in the event of a Change in Control during the term of this Agreement, all outstanding options ("Options"), if any, granted to you under any of the Corporation's stock option plans, incentive plans or other similar plans (or options substituted therefor covering the stock of a successor corporation) shall, effective immediately prior to such Change in Control, become fully vested and exercisable as to all shares of stock covered thereby.

6. SUCCESSORS; BINDING AGREEMENT.

                  (i) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to terminate your employment and receive compensation from the Corporation in the same amount and on the same terms to which you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be

Page Sixteen



deemed the Date of Termination. Unless expressly provided otherwise, "Corporation" as used herein shall mean the Corporation as defined in this Agreement and any successor to its business and/or assets as aforesaid.

                  (ii) This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder had you continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

7. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8. NON- COMPETE, CONFIDENTIALITY AND NON-SOLICITATION COVENANTS.

                  (i) NON-COMPETE. In consideration of and in connection with the benefits provided to you under this Agreement, and in order to protect the goodwill of the Corporation, you hereby agree that, if your employment is terminated pursuant to a Covered Resignation, then, for a period of twelve (12) months commencing on the Date of Termination, you shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with any of the following entities (or any subsidiary of any such entity) other than as a shareholder or beneficial owner owning 5% or less of the outstanding securities of a public company:
Durand International, the Anchor Hocking unit of Newell Co., Cardinal International, Inc., the Indiana Glass unit of Lancaster Colony Corporation, Oneida LTD or any glass tableware manufacturer, seller or importer for Bormioli Rocco Casa SpA, for the Kedaung group of companies of Indonesia or for the Sisecam group of companies of Turkey including Pasabahce.

Page Seventeen



                 (ii) CONFIDENTIALITY. You hereby agree that, for the period commencing on the Date of Termination and terminating on the third anniversary thereof, you shall not, directly or indirectly, disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). You agree that, upon termination of your employment with the Corporation, all Confidential Information in your possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Corporation and shall not be retained by you or furnished to any third party, in any form except as provided herein; provided, however, that you shall not be obligated to treat as confidential, or return to the Corporation copies of any Confidential Information that (i) was publicly known at the time of disclosure to you, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Corporation by any person or entity, or (iii) is lawfully disclosed to you by a third party. As used in this Agreement, the term "Confidential Information" means: information disclosed to you or known by you as a consequence of or through your relationship with the Corporation, about the customers, employees, business methods, public relations methods, organization, procedures or finances, including, without limitation, information of or relating to customer lists, of the Corporation and its affiliates.

                  (iii) NON-SOLICITATION. You hereby agree that, for the period commencing on the Date of Termination and terminating on the third anniversary thereof, you shall not, either on your own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Corporation any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Corporation; provided, however, that a general advertisement to which an employee of the Corporation responds shall in no event be deemed to result in a breach of this Section 8(iii).

9. FUNDING OF OBLIGATIONS. Within a reasonable time following the execution and delivery of this Agreement by you and the Corporation, the Corporation shall partially fund its obligations to provide benefits hereunder (including, without limitation, its obligations under Section 4(ii)(g)) by establishing and irrevocably partially funding a trust for your benefit and the benefit of other executives of the Corporation with whom

Page Eighteen

the Corporation has entered into agreements similar to this Agreement. The Corporation shall initially contribute $1000 to such trust. Such trust shall be a grantor trust described in section 671 of the Code. Upon the occurrence of a Potential Change in Control (as defined below), the Corporation shall fully fund its obligations to provide benefits hereunder (including, without limitation, its obligations under Section 4(ii)(g)) by irrevocably contributing funds to such trust on your behalf. The amount of such contribution shall equal the then present value of the Corporation's obligations under Section 4 hereof as determined by the firms serving as the Corporation's actuaries and accountants immediately prior to the Change in Control. Such actuaries and accountants shall be paid by the Corporation. The establishment and funding of such trust shall not affect the obligation of the Corporation to provide benefits under the terms of this Agreement. For purposes of this Agreement a "Potential Change in Control" shall be deemed to occur if:

                  (a) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

                  (b) any Person (including the Corporation) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

                  (c) any Person who is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing ten percent (10%) or more of the combined voting power of the Corporation's then outstanding securities, increases such Person's beneficial ownership of such securities by five percent (5%) or more of the Corporation's then outstanding securities over the percentage so owned by such Person on the date hereof; or

                  (d) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

10. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been

Page Nineteen





made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio without regard to its conflicts of law principles. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Except as provided in Section 4(ii)(g) hereunder, any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Corporation under Section 4 shall survive the expiration of the term of this Agreement. The section headings contained in this Agreement are for convenience only, and shall not affect the interpretation of this Agreement.

11. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13. SUITS, ACTIONS, PROCEEDINGS, ETC..

                  (i) JURISDICTION AND VENUE. No suit, action or proceeding with respect to this Agreement, nor any judgment entered by any court in respect thereof, may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority, other than in a court of competent jurisdiction in the State of Ohio, and you and the Corporation hereby irrevocably waive any right which you or the Corporation, as applicable, may otherwise have had to bring such a suit, action, proceeding or judgment in any other court, domestic or foreign, or before any similar domestic or foreign authority. You and the Corporation hereby submit to the exclusive jurisdictions of such courts for the purpose of any such suit, action, proceeding or judgment. By your execution and delivery of this Agreement, you appoint the Secretary of the Corporation, at the Corporation's office in Toledo, Ohio, as your agent upon which process may be served in any such suit, action or proceeding; and by its execution and delivery of this Agreement, the Corporation appoints the Secretary of the Corporation, at its office in Toledo, Ohio, as its agent upon which process may be served in any such suit, action or proceeding. Service of process upon such applicable agent, together

Page Twenty



with actual notice of such service given to you or the Corporation, as applicable, in the manner provided in Section 7 hereof, shall be deemed in every respect effective service of process upon the applicable party in any suit, action, proceeding or judgment. Nothing herein shall be deemed to limit the ability of you or the Corporation to serve any such writs, process or summonses in any other manner permitted by applicable law. You and the Corporation hereby irrevocably waive any objections which you or the Corporation, as applicable, may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Ohio, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, in the event that no court of competent jurisdiction in the State of Ohio will accept such jurisdiction and venue, then any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the continental United States which has jurisdiction over such suit, proceeding or action and the parties thereto.

                  (ii) COMPENSATION DURING DISPUTE, ETC.. Your compensation during any disagreement, dispute, controversy, claim, suit, action or proceeding (collectively, a "Dispute") arising out of or relating to this Agreement or the interpretation of this Agreement shall be as follows:

                  If there is a termination by you or the Corporation followed by a Dispute as to whether you are entitled to the payments and other benefits provided under this Agreement, then, during the period of that Dispute the Corporation shall pay you fifty percent (50%) of the amount specified in Sections 4(ii)(a) and 4(ii)(b) hereof, and the Corporation shall provide you with the other benefits provided in Section 4(ii) of this Agreement, if, but only if, you agree in writing that if the Dispute is resolved against you, you shall promptly refund to the Corporation all payments you receive under Sections 4(ii)(a) and 4(ii)(b) of this Agreement plus interest at the rate provided in
Section 1274(d) of the Code, compounded quarterly. If the Dispute is resolved in your favor, promptly after resolution of the dispute the Corporation shall pay you the sum that was withheld during the period of the Dispute plus interest at the rate provided in Section 1274(d) of the Code, compounded quarterly.

                  (iii) LEGAL FEES. The Corporation shall pay to you all legal fees and expenses incurred by you in connection with any Dispute arising out of or relating to this Agreement or the interpretation thereof (including, without limitation, all such fees

Page Twenty-One

and expenses, if any, incurred in contesting or disputing any termination of your employment or in seeking to obtain or enforce any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder).

14. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, any prior severance agreements, is hereby terminated and cancelled; provided, however, that the Employment Agreement, dated as of June 24, 1993 by and between you and the Corporation, as amended, shall remain in full force and effect and shall, pursuant to the terms and conditions thereof, provide certain severance benefits to you upon certain terminations of employment. Any of your rights hereunder shall be in addition to any rights you may otherwise have under benefit plans or agreements of the Corporation to which you are a party or in which you are a participant, including, but not limited to, any Corporation sponsored employee benefit plans and stock options plans. Provisions of this Agreement shall not in any way abrogate your rights under such other plans and agreements.

                  If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter, which shall then constitute our agreement on this subject.

                                          Sincerely,

                                          LIBBEY INC.



                                          By: /s/ Arthur H. Smith
                                              -------------------------------
                                          Its:Vice President, General Counsel
                                                   and Secretary

Agreed and Accepted as of the,
27th day of May, 1998.

/s/ John F. Meier
--------------------------